Exhibit 21.01                 Subsidiaries of the Registrant
                              and Related Subsidiaries
                              as of December 31, 1997


                                                              State of
                                                              Incorporation or
Parent Organization           Subsidiary                      Ownership

ALBANK Financial Corporation  ALBANK, FSB             100%    New York

ALBANK Commercial             ALVEST Financial        100%    New York
                              Services, Inc.

ALBANK, FSB                   ASBANY FUNDING CORP.    100%    New York

ALBANK, FSB                   ASBANY CORP.            100%    New York

ASBANY CORP.                  PAGE-ASBANY             100%    Nebraska

ASBANY CORP.                  CDC-ASBANY              100%    New York

ASBANY CORP.                  GABLES CVF, INC.        100%    New York

ALBANK Financial Corporation  ALBANK Capital Trust I  100%    New York